EX-99.j.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 14, 2005 (except for Note L of U.S. Large Cap Value Portfolio for which the date is March 24, 2005), relating to the financial statements and financial highlights which appear in the November 30, 2004 Annual Reports of U.S. Small XM Value Portfolio, U.S. Micro Cap Portfolio, U.S. Small Cap Portfolio, U.S. Large Cap Value Portfolio, Enhanced U.S. Large Company Portfolio, U.S. Small Cap Value Portfolio, U.S. Large Company Portfolio, DFA Real Estate Securities Portfolio, Japanese Small Company Portfolio, Asia Pacific Small Company Portfolio (formerly known as Pacific Rim Small Company Portfolio), United Kingdom Small Company Portfolio, Emerging Markets Portfolio, Emerging Markets Small Cap Portfolio, Continental Small Company Portfolio, Large Cap International Portfolio, DFA International Small Cap Value Portfolio, International Small Company Portfolio, Emerging Markets Value Portfolio, DFA One-Year Fixed Income Portfolio, DFA Two-Year Global Fixed Income Portfolio, DFA Five-Year Government Portfolio, DFA Five-Year Global Fixed Income Portfolio, DFA Intermediate Government Fixed Income Portfolio and DFA Short-Term Municipal Bond Portfolio (constituting portfolios within DFA Investment Dimensions Group Inc.) and DFA International Value Portfolio (a portfolio of Dimensional Investment Group Inc.), which are also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Certified Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

September 13, 2005